Exhibit 19.1

Amkor Technology, Inc.

INSIDER TRADING POLICY
(As of November 15, 2023)

1.POLICY PURPOSE:

This Policy provides guidelines with respect to transactions in the securities of Amkor Technology, Inc. (the “Company”) and other companies and the handling of confidential information about the Company and companies with which the Company does business or competes. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of Material Nonpublic Information about a company from: (i) trading in securities of that company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information. “Material Nonpublic Information” is defined in Section 4.e. below.

2.SCOPE:

a.Covered Transactions.

This Policy applies to all transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, convertible debentures and other publicly-traded Company debt securities, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. This Policy also applies to transactions in the securities of other companies, including without limitation the Company’s customers, vendors or suppliers (“Business Partners”), when Material Nonpublic Information is obtained in the course of employment with, or other services performed on behalf, of the Company.

b.Covered Persons.

The people and entities to which this Policy applies are referred to in this Policy as “Insiders” or “covered persons” and include:
i.all executive officers of the Company and all members of the Board;
ii.all officers and employees of, and consultants and contract workers for, the Company and each of its subsidiaries, and all directors of each of the Company’s subsidiaries, who receive or have access to Material Nonpublic Information regarding the Company;

iii.all family members of a covered person who reside with the covered person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the covered person’s household, and any family members who do not live in the covered person’s household but whose transactions in Company Securities are directed by the covered person or are subject to the covered person’s control, such as parents or children who consult with the covered person before they trade in Company Securities (collectively referred to as “Family Members”); and
iv.all corporations, partnerships, limited liability companies, and other business entities controlled by a covered person, all trusts for which a covered person is a trustee, and all estates for which a covered person is an executor (collectively referred to as “Controlled Entities”).

Any person who possesses Material Nonpublic Information regarding the Company is an Insider (and this Policy continues to apply to such person) for so long as the information is not publicly known or until it becomes no longer material, even after such person’s employment with or other service for, or other association with, the Company has ended. Any employee can be an Insider from time to time and would, at those times, be subject to this Policy.
3.STATEMENT OF POLICY:

a.General Policy

This Policy prohibits the unauthorized disclosure of any Nonpublic Information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

b.Specific Policies
i.Trading on Material Nonpublic Information. No Insider may, directly, or indirectly through Family Members or any other person or entity, engage in any transaction in Company Securities, including but not limited to any purchase or sale or offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information regarding the Company, and ending at the beginning of the third Trading Day following the date of public disclosure of that information, or at such time as such Nonpublic Information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market (“Nasdaq”) are open for trading. A “Trading Day” begins at the time trading begins on such day.
ii.Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including Family Members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities.
iii.Confidentiality of Nonpublic Information. Nonpublic information regarding the Company is the property of the Company, and the unauthorized disclosure of such information is forbidden. In the event any Insider receives any inquiry from outside the Company, such as a stock analyst or investor, for information (particularly financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts, and others in compliance with applicable laws and regulations.

c.Potential Criminal and Civil Liability and/or Disciplinary Action
i.Liability for Insider Trading. Pursuant to federal and state securities laws, Insiders may be subject to significant financial penalties and jail time for engaging in transactions in Company Securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.
ii.Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Company Securities. The U.S. Securities and Exchange Commission (the “SEC”) may impose large penalties even when the disclosing person did not profit from the trading. The SEC and the national stock exchanges, including Nasdaq, use sophisticated electronic surveillance techniques to uncover insider trading.
iii.Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include termination of employment.

4.PROCEDURE:
a.Trading Period Guidelines and Requirements
i.Black-out Period.

The period beginning at the close of market on or about the sixteenth (16th) day of the third calendar month of each quarter and ending at the beginning of the third Trading Day following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in Company

Securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that, during this period, executive officers, directors and certain other employees often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, this period of time is referred to as a “Black-out” period. During such “Black-out” periods, the following persons may not conduct transactions in Company Securities: (1) directors and officers; (2) direct reports to the President and Chief Executive Officer; (3) any employees directly reporting to such direct reports; and (4) any other employees, consultants, and contract workers designated by the Compliance Officer as Insiders under this Policy.
ii.Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Insiders refrain from conducting transactions involving the purchase or sale of Company Securities other than during the period commencing at the open of market on the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on or about the sixteenth (16th) day of the third calendar month of the next quarter (the “Trading Window”).

From time to time, the Company may also prohibit Insiders from trading in Company Securities because of material developments known to the Company and not yet disclosed to the public. In such event, Insiders may not engage in any transaction involving the purchase or sale of Company Securities and should not disclose to others the fact of such suspension of trading. The Company would re-open the Trading Window at the beginning of the third Trading Day following the date of public disclosure of the information, or at such time as the information is no longer material.

The prohibition against trading during the Black-out period encompasses the fulfillment of standing or limit orders1 by any broker, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

It should be noted that even during the Trading Window, any person possessing Material Nonpublic Information regarding the Company should not engage in any transactions in Company Securities until such information has been known publicly for at least two (2) full Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in Company Securities during the Trading Window should not be
1 Limit orders (including stop losses) are orders to buy or sell securities at a specified price which, depending on market factors, may remain open and unexecuted for an indefinite period. For example, if you place an order to sell stock at $30 and the stock is trading, at the time of the order, for $27, a limit order will remain open until it is either cancelled or executed at $30.

considered a “safe harbor,” and all Insiders should use good judgment at all times.

b.Pre-clearance of Trades
The Company has determined that all executive officers and directors of the Company shall refrain from trading in Company Securities, even during the Trading Window, without first complying with the Company’s pre-clearance process. Executive officers and directors of the Company are encouraged to submit pre-clearance requests to the Compliance Officer at least two (2) Trading Days prior to the proposed trade (e.g., if the proposed trade is to take place on a Monday, the pre-clearance notice must be received by the Compliance Officer no later than 5:00 p.m. Mountain Standard Time on the previous Thursday, where the intervening Friday is also a Trading Day). The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction or may impose restrictions on the proposed transaction (such as a different deadline for completing the transaction or notice requirements following completion of the transaction).
The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain Insiders other than, and in addition to, executive officers and directors.

c.Individual Responsibility
Every Insider has the individual responsibility to comply with this Policy against insider trading and to ensure that his or her Family Members and Controlled Entities also comply with this Policy, including during Trading Windows. Appropriate judgment should be exercised in connection with any trade in Company Securities. In all cases, the responsibility for determining whether an Insider is in possession of Material Nonpublic Information about the Company rests with such Insider, and any action on the part of the Company, the Compliance Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate such Insider from liability under applicable securities laws.

An Insider may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
d.Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Material Nonpublic Information relating to other companies and transactions in the securities of other companies, including without limitation the Company’s Business Partners, when that information is obtained in the course of employment with, or other services performed on behalf, of the Company.

Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding such other companies. All employees should treat Material Nonpublic Information about such other companies with the same care required with respect to information related directly to the Company.

e.Definition of Material Nonpublic Information

Information that is material to a company and that has not been made available to the general public through a widely circulated news or wire service or through a public filing with the SEC is referred to as “Material Nonpublic Information.” Information that may have been made available to a select group of analysts, brokers, or institutional investors but that has not yet been publicly disseminated is not considered to be available to the general public.

Information should be regarded as “material” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision (such as to buy, sell, or hold) regarding securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. While this list is not exhaustive, examples of such information may include:
•Financial results
•Known but unannounced future earnings or losses, or other earnings guidance or guidance changes
•Execution or termination of significant contracts with other companies including Business Partners
•Significant related party transactions
•A pending or proposed merger, tender offer, or other acquisition
•A pending disposition, construction, or acquisition of significant assets
•A pending or proposed joint venture
•Impending bankruptcy or financial liquidity problems
•Changes in debt ratings
•A restructuring of the Company
•Significant changes in sources or availability of suppliers
•Significant patent or other intellectual property milestones or disputes
•Significant scientific achievements or other developments from research efforts
•Significant developments involving customers or other corporate relationships
•Changes in dividend policy
•Significant changes in corporate objectives
•New product announcements of a significant nature
•Significant product defects or modifications

•Significant pricing or cost changes
•Stock splits or stock repurchases
•New equity or debt offerings, or financing transactions outside the ordinary course
•Significant pending or threatened litigation or significant developments in such litigation
•Significant changes in senior management
•Developments regarding regulatory actions or investigations
•Significant cybersecurity or data breach events
Both positive and negative information can be material. Any questions concerning the materiality of information should be resolved in favor of materiality, and trading should be avoided.

f.Certain Prohibited Transactions

Insiders may not engage in speculative or hedging, monetization, or other derivative transactions in Company Securities. Examples of these transactions include selling Company Securities you do not own or short sales, failing to deliver Company Securities you have sold, put or call options, swaps, spread bets, collars, forward sale contracts, holding Company Securities in a margin account, or pledging Company Securities as collateral for a loan. Such transactions may reduce the incentive to improve the Company’s performance, focus attention on short-term performance at the expense of the Company’s long-term objectives, limit exposure to the full risks and rewards of ownership of Company Securities, or create the appearance of trading based on inside information or have an expectation that Company Securities will decline in value.

g.Certain Exceptions
The exercise of stock options under the Company’s stock plans (but not the sale of any such shares issued upon such exercise or purchase, unless such sale is to the Company) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. The vesting of restricted stock and the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock are also exempt (however, the sale of such restricted shares is not exempt). In addition, bona fide gifts of Company Securities or transactions in mutual funds that hold Company Securities are exempt from this Policy.

h.Additional Information – Directors, Executive Officers and Other Designated Section 16 Individuals

Directors, executive officers, and other individuals designated by the Company

(collectively “Section 16 Individuals”) must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The practical effect of these provisions is that Section 16 Individuals who purchase and sell (or sell and purchase) Company Securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Section 16 prohibits Section 16 Individuals from ever making a short sale of the Company’s stock. Transactions in put and call options for Company Securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. All Section 16 Individuals must confer with the Compliance Officer before effecting any such transaction.

The Company has provided, or will provide, separate memoranda and other appropriate materials to its executive officers and directors regarding compliance with Section 16 and its related rules.
i.10b5-1 Trading Plans

In lieu of clearing each individual trade, Insiders may elect to purchase or sell Company Securities (either in the open market and/or by the exercise of stock options) pursuant to a written plan or set of instructions to his or her broker that meets certain conditions specified in Rule 10b5-1 under the Exchange Act (a “Trading Plan”). Trades made pursuant to Trading Plans need not occur in the Trading Window.

The Company reserves the right to bar all trades in Company Securities, even pursuant to existing Trading Plans, if the Company determines that such a bar is in the best interests of the Company. An Insider may not enter into, modify, or terminate a Trading Plan during a Black-out period or while in possession of Material Nonpublic Information.

All Trading Plans must be approved by the Compliance Officer.

Unless otherwise authorized by the Compliance Officer, Trading Plans are subject to the following guidelines:
i.The Trading Plan must be written and signed by the person seeking to adopt the Trading Plan. The Company will keep a copy of each Trading Plan in its files.
ii.The Insider seeking to adopt the Trading Plan must certify in writing as part of the Trading Plan that (1) as of the date of the adoption of the Trading Plan, the Insider is not aware of any Material Nonpublic Information and (2) the insider is adopting the Trading Plan in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.
iii.The Trading Plan must either specify or set a formula for the amount, pricing and timing of transactions in advance, or delegate discretion on these matters to an independent third party. For example, the Trading Plan may instruct the broker to sell a particular number of Company Securities at market prices in each upcoming month or quarter. Once the Trading Plan is adopted, the Insider must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded or the date of the trade.
iv.The person seeking to adopt the Trading Plan must acknowledge that he or she may not discuss with his or her broker Material Nonpublic Information regarding the Company or the Company Securities. All communication between the person seeking to adopt the Trading Plan and his or her broker or others involved with the Trading Plan shall be in writing.
v.An Insider seeking to adopt the Trading Plan must declare that he or she has not entered into, and will not enter into, any corresponding or hedging transaction or position with respect to Company Securities.
vi.The broker executing a trade under any Trading Plan must agree to promptly notify the stockholder and the Company of the transaction. Except for such notifications, unless required by SEC regulation or any other law to do so, the broker should not inform the stockholder during any given month of the status of its efforts to sell shares on behalf of the stockholder during that month.
vii.An Insider may not commence sales under a Trading Plan until at least the later of: (i) 30 days following the date of establishment or modification of such Trading Plan; and (ii) such other date as may be required by applicable law. Provided, that an Insider who is a director or officer (as defined in Rule 16a-1(f) of the Exchange Act) of the Company may not commence sales under a Trading Plan until at least the later of (a) 90 days following the date of establishment or modification of such Trading Plan; (b) the earlier of (x) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted and (y) 120 days following the date of establishment or modification of such Trading Plan; and (c) such other date as may be required by applicable law. All Trading Plans must have a duration of at least 6 months, unless otherwise approved by the Compliance Officer.
viii.An Insider must act in good faith with respect to the Trading Plan throughout its duration.
ix.Except in the case of sell-to-cover transactions, no Insider may enter into a Trading Plan designed to effect the open-market purchase or sale of the Company Securities as a single transaction (a “Single-Trade Arrangement”) unless the

Insider has not, during the prior 12-month period, adopted another Single-Trade Plan eligible for the Rule 10b5-1 affirmative defense.
x.An Insider may not have more than one Trading Plan in effect at any time.

The Company strongly recommends that a person seeking to adopt a Trading Plan consult an attorney prior to the adoption of a Trading Plan.

j.Inquiries and Administration

Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer. Unless otherwise designated by the Company, the Company’s General Counsel, or the General Counsel’s designee, shall serve as the “Compliance Officer” for purposes of this Policy and shall be responsible for the administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.